Case 16-10284-KJC         Doc 150-1        Filed 05/25/16         Page 1 of 68

Exhibit 10.1

EXHIBIT A

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 2 of 68

SENIOR SECURED SUPER-PRIORITY

POST-PETITION PROMISSORY NOTE

Original Principal Amount: U.S. $3,000,000	May [ ], 2016

For value received, David W. Carickhoff (the “Chapter 11 Trustee”), solely in his capacity as chapter 11 trustee for the estate (the “Estate”) of Wave Systems, Inc. (the “Debtor”), promises to pay to the order of ESW Capital, LLC., a Delaware limited liability company (the “Post-Petition Lender”), the lesser of (a) $3,000,000 (the “Stated Principal Amount”) or (b) the amount of advances from time to time outstanding hereunder together with interest and other amounts as provided herein.

WHEREAS, on February 1, 2016 (the “Petition Date”), the Debtor filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a voluntary petition for relief (the “Chapter 7 Case”) under chapter 7 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, on or about February 1, 2016, David W. Carickhoff was appointed as the chapter 7 trustee (in such capacity, the “Chapter 7 Trustee”).

WHEREAS, on April 4, 2016, ESW Capital, LLC (the “ESW”) submitted its bid (Docket No. 110-1 (Exhibit A)) (as amended, supplemented or otherwise modified, the “ESW Bid”);

WHEREAS, pursuant to the ESW Bid, the Chapter 7 Case would be converted to a case under Chapter 11 of the Bankruptcy Code and ESW would provide post-petition financing to the Chapter 11 Trustee on behalf of the Estate;

WHEREAS, on April 12, 2016, the Chapter 7 Trustee declared the bid of Chime Inc. to be the successful bid for the wave.com Domain Name, and the ESW Bid to be the successful bid to sponsor a plan of reorganization (Docket No. 90);

WHEREAS, on April 14, 2016, the Court entered the Order Pursuant to U.S.C. §§ 105(a) and 363, and Federal Rules of Bankruptcy Procedure 2002, 6004, 6006 and 9014 (I) Approving the Sale of Certain of the Debtor’s Assets; (II) Authorizing Consummation of the Transaction Contemplated Therein; and (III) Granting Related Relief (Docket No. 98) (the “Chime Sale Order”) and pursuant to the Chime Sale Order, the Estate received proceeds in the amount of $420,000 (the “Chime Proceeds”);

WHEREAS, on April 29, 2016, the Court entered an order approving the ESW Bid as the Successful Bid to sponsor a plan of reorganization (Docket No. 110) (the “Bid Approval Order”);

WHEREAS, the final terms of the ESW Bid are attached to the Bid Approval Order;

WHEREAS, May 16, 2016, the Court entered an order (Docket No. 118) converting the Chapter 7 Case into a case under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”) and directing the appointment of a chapter 11 trustee;

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 3 of 68

WHEREAS, on May 20, 2016, the United States Trustee appointed David W. Carickhoff as chapter 11 trustee of the Debtor’s Estate;

WHEREAS, the Post-Petition Lender is committing hereby to provide post-petition financing (the “Post-Petition Financing”) in an amount necessary to fund both the Debtor’s operations and the administrative costs of the Chapter 11 Case as set forth on an agreed-upon budget submitted by the Chapter 11 Trustee and acceptable to Post-Petition Lender, in an amount not more than the Stated Principal Amount, upon the terms and conditions set forth herein;

WHEREAS, the Chapter 11 Trustee requires financing in an amount necessary to fund the Debtor’s normal business operations, the administrative costs of the Chapter 11 Case and pursuit of a confirmed plan of reorganization;

WHEREAS, the Chapter 11 Trustee, on behalf of the Estate, has requested that the Post-Petition Lender provide a secured multiple draw term loan credit facility of up to $3,000,000 (the “Post-Petition Facility”) to fund the day-to-day operating working capital needs and chapter 11 administrative costs of the Chapter 11 Case and the Post-Petition Lender is willing to extend such financing to the Chapter 11 Trustee, on behalf of the Estate, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, the Chapter 11 Trustee, on behalf of the Estate, has made this Post-Petition Promissory Note (this “Post-Petition Note”) in favor of the Post-Petition Lender to evidence the Post-Petition Facility and pursuant to the Interim Financing Order Pursuant to Sections 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(d)(1), 364(e) and 507 of the Bankruptcy Code I) Authorizing Chapter 11 Trustee To (A) Obtain Post-Petition Secured Financing from ESW Capital, LLC; (B) Utilize Cash Collateral; And (C) Pay Certain Related Fees And Charges; and (II) Scheduling a Final Hearing [Docket No. TBD] (as amended, and including any subsequently entered final financing order, the “Post-Petition Financing Order”). Capitalized terms not otherwise defined herein have the meanings given thereto in the Post-Petition Financing Order.

1. Advances; Increase in Principal Amount.

(a) Subject to the terms and conditions set forth in this Post-Petition Note, the Post-Petition Lender shall make advances to the Chapter 11 Trustee as follows (each individually a “Loan” and collectively, the “Loans”):

(i) on the first business day after entry of the Interim Post-Petition Financing Order (the “Initial Loan”), an amount equal to (A) $100,000 plus (B) the estimated “Disbursements” set forth in the Budget less (X) any actual cash on hand as of the Funding Date, as set forth in week one of the cash forecast attached hereto as Exhibit A (as may be modified from time to time by the Chapter 11 Trustee with the consent of the Post-Petition Lender in its sole discretion, the “Post-Petition Budget”); and

(ii) on every Monday beginning the Monday after the Initial Loan (unless such date is not a business day at which point funding shall occur on the next succeeding business day) (each, a “Funding Date”) an amount equal to (A) $100,000 plus (B) the estimated “Disbursements” for such week in the Budget less (X) any actual cash on hand as of the Funding Date and (Y) any actual receipts by the Estate for the week prior to the Funding Date.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 4 of 68

(b) Except with respect to the Initial Loan, which shall be automatically funded by the Post-Petition Lender on the first business day after entry of the Interim Post-Petition Financing Order, by noon prevailing eastern time on the business day immediately prior to a Funding Date, the Chapter 11 Trustee shall give the Post-Petition Lender written notice of its request for a Loan and shall specify the Funding Date (which must be the immediately subsequent business day) and the amount of the requested Loan (a “Borrowing Notice”). The Borrowing Notice shall include (a) a calculation of the requested Loan amount including reasonable detail regarding the cash on hand included in the calculation and the projected Disbursements for the weekly borrowing period, (b) an updated Post-Petition Budget including actuals for prior periods, and (c) a calculation of any variance from the Budget. The Borrowing Notice shall also be accompanied by a comparison of actual weekly receipts to those set forth in the Post-Petition Budget. The obligation of Post-Petition Lender to fund is subject to compliance with the terms and conditions of this Post-Petition Note and the Post-Petition Financing Order. The Post-Petition Lender shall make each properly authorized Loan in immediately available funds by wire transfer to an account designated by the Chapter 11 Trustee, as soon as practicable, but in no event later than the noon prevailing eastern time on the applicable Funding Date.

(i) The final Borrowing Notice (the “Final Borrowing Notice”) shall include the amount of accrued fees estimated to be due and owing to the Estate Professionals, pursuant to further order from the Court, including such allowed fees to be paid after the consummation of the ESW Asset Sale or the Effective Date of the ESW Plan. Such accrued amounts may not exceed amounts budgeted under the Budget for each respective Estate Professional. The Post-Petition Lender will fund the amounts sought under the Final Borrowing Notice from the Post-Petition Loans. Such amounts shall be held by the Estate, or subsequently, a distribution agent, in a segregated account, payable only upon further fee order from the Court. To the extent such amounts are not disbursed pursuant to orders of the Court, such amounts shall be returned to the Post-Petition Lender.

(c) The Post-Petition Lender shall not be obligated to make any Loan (including the initial Loan hereunder), or to take, fulfill, or perform any other action hereunder, unless the following conditions are satisfied as of the making of such Loan, in Post-Petition Lender’s reasonable discretion, or waived in writing by Post-Petition Lender in its sole discretion:

(i) This Post-Petition Note, together with any additional agreements, documents, instruments and certificates executed, the ESW Bid (as defined below) and any orders in connection therewith, or otherwise delivered in connection therewith by the Chapter 11 Trustee on behalf of the Estate (collectively, the “Post-Petition Documents”) shall have been executed or entered, as applicable, and delivered, if applicable, to Post-Petition Lender in form and substance acceptable to Post-Petition Lender and shall be in full, force and effect.

(ii) The consummation of the transactions contemplated hereby or entered into in contemplation hereof shall not contravene, violate or conflict with, nor involve the Post-Petition Lender in a violation of applicable law or regulation.

(iii) The applicable Budget shall have been approved in writing by the Post-Petition Lender.

(iv) All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by the Chapter 11 Trustee, and the validity and enforceability against the Estate, of the Post-Petition Note, shall have been obtained or made, and such consents, authorizations and filings shall be in full force and effect.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 5 of 68

(v) Prior to the making of the initial Loan, the Post-Petition Lender shall have received a schedule describing all insurance maintained by the Chapter 11 Trustee and a loss payee endorsement with respect thereto and for any subsequent Loan such insurance shall be in full force and effect.

(vi) The Post-Petition Lender shall have received a copy of the applicable Post-Petition Financing Order, and such Post-Petition Financing Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Post-Petition Lender in its sole discretion, and shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended.

(vii) No event shall have occurred and be continuing, or would result from the Loan requested thereby, which, with the giving of notice or the passage of time or both, would constitute an Event of Default and no Event of Default shall be continuing.

(viii) The Chapter 11 Trustee shall have timely delivered a Borrowing Notice related to such Loan, which was in form and substance satisfactory to the Post-Petition Lender and consistent with the Budget.

(ix) The aggregate principal and amount of all Post-Petition Loans extended shall not exceed the Stated Principal Amount.

(x) All information, approvals, documents or other instruments as Post-Petition Lender may reasonably request shall have been received by Post-Petition Lender, and is customary for post-petition lenders or plan sponsors to request.

2. Interest: Payments.

(a) The Loans shall bear interest on the unpaid principal amount thereof plus all obligations owing to, and rights of, the Lender pursuant to the Post-Petition Note, including without limitation, all interest, fees, and costs accruing thereon (collectively, the “Post-Petition Obligations”) from the date hereof (the “Effective Date”) to and including the Maturity Date (defined below), at a fixed rate per annum equal to nine percent (9%), calculated on the basis of a 360-day year for the actual number of days elapsed.

(b) Accrued, unpaid interest on the Loans shall be compounded on the last day of each calendar month. After the Maturity Date and/or after the occurrence and during the continuance of an Event of Default (defined below), the Post-Petition Obligations shall bear interest at a rate equal to the interest rate set forth in subsection 2(a) above plus two percent (2%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed (the “Default Rate”).

(c) Interest shall be payable, in cash, upon prepayment of any portion of the Post-Petition Obligations, on the Maturity Date, and upon payment in full of the Loan.

(d) Notwithstanding anything to the contrary set forth in this Section 2, if a court of competent jurisdiction determines in a Final Financing Order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 6 of 68

(f) Except as otherwise set forth herein or in the Post-Petition Financing Order, or as otherwise contemplated by the terms of the ESW Bid, the Post-Petition Obligations shall be due and payable on the earlier to occur of (i) the date a plan of reorganization goes effective; (ii) September 30, 2016; (iii) upon acceleration of the Post-Petition Note pursuant to the terms hereof; and (iv) the Termination Date (the “Maturity Date”). On the Maturity Date, the Post-Petition Lender’s obligation to provide Loans shall terminate.

(g) This Note may be prepaid in whole or in part at any time without penalty or premium. The Post-Petition Lender may apply any such prepayments and any payments made hereunder in any order of priority determined by the Post-Petition Lender in its exclusive judgment.

3. Covenants Unless otherwise agreed to by the Post-Petition Lender in writing, the Chapter 11 Trustee, on behalf of the Estate, covenants and agrees that he will:

(a) Use the proceeds of the Loans solely for operating working capital purposes and chapter 11 administrative costs in the amounts and otherwise in accordance with and for the purposes provided for in the Budget. Notwithstanding the then applicable Budget, the Chapter 11 Trustee may exceed the budgeted amount for any line item (other than professional fees) during any weekly budget period by 10% (the “Permitted Variance”) excluding any timing difference resulting from the roll-forward of budgeted expenses from previously weekly periods that were unpaid and which may rolled forward to subsequent periods; provided, that (i) the total amount of the Post-Petition Loans do not exceed the Stated Principal Amount, (ii) none of the proceeds of the Post-Petition Loans shall be used by any party-in-interest to take any action or to otherwise assert any claims or causes of action against the Post-Petition Lender in any capacity (except for the purposes of enforcement of the ESW Bid, the Bid Approval Order, the Post-Petition Financing Order or this Note), and (iii) the Permitted Variance shall not apply to the line items related to professional fees for any party-in-interest.

(b) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and property and all legal requirements; and, upon the reasonable request of the Post-Petition Lender, provide copies of, or access to, its books and records, and to discuss the business, operations, assets and financial and other condition of the Debtor with officers and employees thereof and with their independent certified public accountants.

(c) Promptly give written notice to the Post-Petition Lender: (i) of the occurrence of any Default or Event of Default; (ii) of any (A) default or event of default under any instrument or other material agreement, guarantee or document of the Chapter 11 Trustee or the Debtor or (B) litigation, investigation or proceeding which may exist at any time between the Chapter 11 Trustee or the Debtor and any governmental authority; and (iii) of the commencement of any litigation or proceeding against the Debtor and/or the Estate for acts occurring after the Petition Date (A) in which more than $50,000 of the amount claimed is not covered by insurance or (B) in which injunctive or similar relief is sought.

(d) Use the proceeds of the Loans solely for the purposes permitted by this Post-Petition Note.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 7 of 68

(e) At all times, cause all of the Collateral (defined below) to be subject to a first priority perfected security interest in favor of the Post-Petition Lender in accordance with the Post-Petition Financing Order, subject only to the Carve Out and the Permitted Liens.

(f) Promptly, from time to time, deliver such other information regarding the operations, business affairs and financial condition of the Debtor and the Estate as the Post-Petition Lender may request.

(g) If reasonably practicable, at least two (2) business days prior to the date when the Chapter 11 Trustee intends to file any such pleading, motion or other document (and, if not reasonably practicable, as soon as reasonably practicable), provide copies of all material pleadings, motions, applications, judicial information, financial information and other documents to be filed by the Chapter 11 Trustee in the Chapter 11 Case which may impact the Post-Petition Lender or the Post-Petition Facility.

(h) Promptly execute and deliver such documents, instruments and agreements, and take or cause to be taken such acts and actions, as the Lender may reasonably request from time to time to carry out the intent of this Post-Petition Note and the Post-Petition Financing Order.

(i) Not create, incur, assume or suffer to exist any indebtedness other than (i) indebtedness outstanding on the Effective Date; (ii) indebtedness in connection with the Loans; (iii) indebtedness in respect of fees and expenses owed to professionals retained by the Estate or any official committee in the Chapter 11 Case up to the amounts set forth in the Budget; and (vi) subject in all respects to the Budget, any ordinary course unsecured indebtedness of the Estate of the type ordinarily incurred in connection with a chapter 11 bankruptcy case.

(j) Not create, incur, assume or suffer to exist any lien upon any of its assets, whether now owned or hereafter acquired, except for liens that are permitted by the Post-Petition Financing Order.

(k) Not enter into any merger or consolidation or amalgamation or other change of control transaction or engage in any type of business other than of the same general type now conducted by it.

(l) Not convey, sell, lease, assign, transfer or otherwise dispose of any assets or property (including, without limitation, tax benefits), other than the sale of inventory or the licensing of intellectual property in the ordinary course of business.

(m) Not make any advance, investment, acquisition, loan, extension of credit or capital contribution to, in or for the benefit of any person.

(n) Subject in all respects to the Budget, not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any affiliate.

(o) Not incur or apply to the Bankruptcy Court for authority to incur, or suffer to exist, any indebtedness having the priority afforded by section 364(c) or (d) of the Bankruptcy Code (including any superpriority claims) other than the financing provided for under this Post-Petition Note, unless the Obligations hereunder are to be irrevocably paid in full, in cash with the proceeds thereof.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 8 of 68

(p) Not limit, affect or modify, or apply to the Bankruptcy Court to limit, affect or modify any of the rights of the Post-Petition Lender with respect to the Post-Petition Obligations, including rights with respect to Post-Petition Collateral and the priority thereof.

(q) Except for the Carve Out, not incur, create, assume, suffer or permit any claim to exist or apply to the Bankruptcy Court for the authority to incur, create, assume, suffer or permit any claim to exist against the Estate or any of its assets which is to be pari passu with, or senior to, the Post-Petition Obligations, unless the Post-Petition Obligations are being irrevocably repaid in full, in cash with the proceeds thereof.

4. Event of Default.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)	The Chapter 11 Trustee, on behalf of the Estate (A) fails to pay any payment (whether principal, interest, or otherwise) when such amount becomes due and payable under the Post-Petition Note or (B) defaults in the due performance or observance of any other term, covenant, or agreement contained in the Post-Petition Note (and, if such default is capable of being remedied, it has not been remedied within the cure period set forth in the Post-Petition Note or, if no such cure period is provided, it has not been remedied to the reasonable satisfaction of the Post-Petition Lender five (5) business days following the occurrence of such event of default);

(ii)	any representation, warranty, or statement made by the Chapter 11 Trustee, on behalf of the Estate, herein or in the Post-Petition Note or in any certificate delivered in connection with the Post-Petition Note shall prove to be untrue in any material respect on the date on which made or deemed made;;

(iii)	the security interest granted to the Post-Petition Lender shall cease to be in full force and effect, or shall cease to create a perfected security interest in, and lien on, the Post-Petition Collateral purported to be created thereby;

(iv)	the Post-Petition Note is, or becomes, invalid or ineffective or unenforceable against the Estate, in whole or in part, or Chapter 11 Trustee so asserts or at any time denies the liability or the Post-Petition Obligations under the Post-Petition Note;

(v)	the Bankruptcy Court shall enter an order dismissing the Chapter 11 Case or converting it to a case under chapter 7 or any other chapter of the Bankruptcy Code, or appointing a responsible officer other than the Chapter 11 Trustee, or appointing an examiner with enlarged powers relating to the operation of Debtor’s business (beyond those set forth in sections 1106(a)(3) or (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, in each case, without the consent of the Post-Petition Lender;

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 9 of 68

(vi)	the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code authorizing an action by a lienholder (other the Post-Petition Lender) on assets of the Debtor and/or the Estate, that the lienholder has a lien on, having an aggregate value in excess of $50,000;

(vii)	the Chapter 11 Trustee shall seek to, or shall support any other person’s motion to, disallow in whole or in part the Post-Petition Obligations or to challenge the validity, priority, or enforceability of the Post-Petition Lender’s liens and superpriority claims hereunder;

(viii)	a Post-Petition Financing Order shall be entered in form and substance that is not acceptable to the Post-Petition Lender in its sole discretion or, from and after the date of entry thereof, any Post-Petition Financing Order shall cease to be in full force and effect or shall have been vacated, stayed, reversed, modified or amended (or the Chapter 11 Trustee, on behalf of the Estate shall take any step to accomplish any of the foregoing) without the consent of the Post-Petition Lender;

(ix)	the Chapter 11 Trustee, on behalf of the Estate, shall make any payments on any indebtedness which arose before the Petition Date other than as provided in the Budget or otherwise consented to by the Post-Petition Lender;

(x)	the Chapter 11 Trustee, on behalf of the Estate, shall be in breach or shall fail to comply with the terms of the Interim Financing Order or the ESW Bid, in any material respect;

(xi)	the failure to obtain Orders from the Bankruptcy Court, acceptable in form and substance to the Post-Petition Lender, (a) approving the Disclosure Statement (as defined in the ESW Bid) on or before July 15, 2016 (or such later date to which Post-Petition Lender shall agree in writing), or (b) confirming the ESW Plan by August 30, 2016 (or such later date to which Post-Petition Lender shall agree in writing), subject only to the Bankruptcy Court’s docket;

(xii)	the occurrence of the Maturity Date;

(xiii)	the Interim Financing Order is stayed, reversed, vacated, amended or otherwise modified in any respect without the prior written consent of the Post-Petition Lender (which consent may be withheld in its sole discretion);

(xiv)	one or more judgments or decrees shall be entered against the Estate involving in the aggregate a post-Petition Date liability (not paid or fully

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 10 of 68

covered by insurance or otherwise considered permitted Indebtedness) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment;

(xv)	the Post-Petition Note or any other Post-Petition Document shall cease, for any reason, to be in full force and effect or the Chapter 11 Trustee, on behalf of the Estate, shall so assert in writing, or any such document shall cease to be effective to grant a perfected lien on any material item of Post-Petition Collateral described therein with the priority purported to be created thereby;

(xvi)	the Chapter 11 Trustee, on behalf of the Estate, shall fail to provide all information, approvals, documents or other instruments as Post-Petition Lender may reasonably request, and is customary for post-petition lenders or plan sponsors to request;

(xvii)	a plan of reorganization, liquidating plan or disclosure statement shall be filed by the Chapter 11 Trustee, on behalf of the Estate, that is inconsistent with the terms of the ESW Bid;

(xviii)	an application or motion shall be filed by the Chapter 11 Trustee, on behalf of the Estate, for the approval of post-petition financing from any party other than ESW, including financing that provides for super-priority claims or priming liens on any of ESW’s collateral without ESW’s consent in writing in its sole and absolute discretion; or

(xix)	the Bankruptcy Court’s confirmation of a competing plan to that of ESW’s, or approval of any transaction for the sale or disposition of any of the Debtor’s assets other than that to ESW.

(b) Upon written notice by the Post-Petition Lender of the occurrence of an Event of Default under subparagraphs (4)(a)(i)-(xvi), above, and upon entry of the Supplemental Sale Order, ESW and the Chapter 11 Trustee shall consummate the ESW Asset Sale (as defined in the Bid Approval Order) pursuant to the ESW Asset Sale Process (as defined in the Bid Approval Order).3 Upon the closing of the ESW Asset Sale, repayment of any and all outstanding Post-Petition Obligations (and any obligation of the Trustee or his successor or the Estate therefore) and all Post-Petition Liens (as defined below) and Superpriority Claims shall be waived and released. The Post-Petition Lender shall continue to fund the Debtor’s operations, pursuant to the Budget, through the closing of the ESW Asset Sale.4

[3]	In the event of the occurrence of the ESW Asset Sale Process, then upon entry of a Supplemental Sale Order (which shall be reasonably satisfactory in form and substance to ESW and the Trustee or his successor) (as defined in the Bid Approval Order), after notice and a hearing, the Enhanced Deposit (as defined in the Bid Approval Order) shall be released from the Chapter 11 Trustee bank account to the Chapter 11 Trustee or his successor for the benefit of the Debtor’s Estate in payment of the purchase price for the ESW Asset Sale, and repayment of any and all then-outstanding Post-Petition Obligations shall be waived and released.
[4]	To the extent an event occurs which may be an Event of Default, but Post-Petition Lender does not provide notice, the Chapter 11 Trustee will continue with the restructuring process.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 11 of 68

(c) Upon the occurrence of an Event of Default under subparagraphs (4)(a)(xvii), (xviii) or (xix), above and after ten (10) days’ written notice by the Post-Petition Lender to the Notice Parties (the “Default Notice Period”), the automatic stay shall terminate, and the Post-Petition Lender shall be permitted to exercise any remedies permitted by law, including any of the following actions, unless the Court determines during the Default Notice Period that an Event of Default has not occurred:

(i)	declare all or any portion of the outstanding Post-Petition Obligations due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Chapter 11 Trustee, on behalf of the Estate;

(ii)	enforce all liens and security interests in the Post-Petition Collateral;

(iii)	institute proceedings to enforce payment of such Post-Petition Obligations;

(iv)	terminate the obligation of the Post-Petition Lender to make Loans; and

(v)	exercise any other remedies and take any other actions available to it at law, in equity, under the Post-Petition Note, the Bankruptcy Code, other applicable law or pursuant to this Post-Petition Financing Order.

provided however that the Post-Petition Lender shall continue to fund the Debtor’s operations, pursuant to the Budget, through the Default Notice Period.

(d) Subject to paragraph 4(c) above, if any Event of Default under subparagraphs 4(a)(xvii), (xviii) or (xix) shall occur and be continuing, the Post-Petition Lender may exercise in addition to all other rights and remedies granted to it in this Post-Petition Note and the Post-Petition Financing Order, all rights and remedies of a secured party under the UCC (as defined below) or other applicable law. Without limiting the generality of the foregoing, the Chapter 11 Trustee, on behalf of the Estate expressly agrees that in any such event the Post-Petition Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Post-Petition Financing Order or the notice specified below of time and place of public or private sale) to or upon the Chapter 11 Trustee, on behalf of the Estate, or any other person (all and each of which demands, advertisements and/or notices (except the notice required by the Post-Petition Financing Order or the notice specified below of time and place of public or private sale) are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 12 of 68

so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Post-Petition Lender’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Post-Petition Lender shall have the right upon any such public sale or sales to purchase for cash or by credit bidding all or a part of the Obligations the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Chapter 11 Trustee, on behalf of the Estate, hereby releases. The Chapter 11 Trustee, on behalf of the Estate further agrees, at the Post-Petition Lender’s request, to assemble the Collateral constituting movable tangible personal property make it available to the Post-Petition Lender at places which the Post-Petition Lender shall reasonably select. The Post-Petition Lender shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Post-Petition Obligations in the order reasonably deemed appropriate by the Post-Petition Lender, the Estate remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Lender of any other amount required by any provision of law, including section 9-504(1)(c) of the UCC, shall the Post-Petition Lender account for and pay over the surplus, if any, to the Chapter 11 Trustee, on behalf of the Estate. To the maximum extent permitted by applicable law, the Chapter 11 Trustee, on behalf of the Estate, waives all claims, damages, and demands against the Post-Petition Lender arising out of the repossession, retention or sale of the Post-Petition Collateral except such as arise out of the gross negligence or willful misconduct of the Post-Petition Lender. The Chapter 11 Trustee, on behalf of the Estate, agrees that the Post-Petition Lender need not give more than five (5) days’ notice to the Chapter 11 Trustee (which notification may run concurrently with any notice require when the Post-Petition Financing Order) shall be deemed given when mailed, electronically delivered or delivered on an overnight basis, postage prepaid, addressed to the Chapter 11 Trustee at the address set forth below) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Estate shall remain liable for any deficiency if the proceeds of any sale or disposition of the Post-Petition Collateral are insufficient to pay all amounts to which the Post-Petition Lender is entitled.

(e) Subject to paragraph 4(c) above, if any Event of Default under subparagraphs 4(a)(xvii), (xviii) or (xix) shall occur, except as otherwise expressly provided herein and in the Post-Petition Financing Order, the Chapter 11 Trustee, on behalf of the Estate, hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Post-Petition Note or any Collateral. The Estate shall also pay Post-Petition Lender’s costs of collection if any Post-Petition Obligations are not paid when due, including without limitation court costs, and collection expenses, and reasonable out-of-pocket attorneys’ fees and other expenses which Post-Petition Lender may incur or pay in the prosecution or defense of its rights hereunder, whether in judicial proceedings, including bankruptcy court and appellate proceedings, or whether out of Court.

5. Security.

(a) To induce the Post-Petition Lender to make the Loans, the Chapter 11 Trustee, on behalf of the Estate, hereby grants to the Post-Petition Lender, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Post-Petition Obligations, a continuing first priority lien and security interest (subject only to (1) the Carve-Out,

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 13 of 68

(2) Permitted Liens, and (3) the Chime Proceeds disbursed as the Chapter 7 Payment (as defined in the Post-Petition Financing Order); provided that the Post-Petition Lender shall be granted a continuing first priority lien and security interest over any and all Chime Proceeds remaining after payment of the Chapter 7 Payment) in and to all assets of the Debtor and the Estate, including all of the following presently existing or hereafter acquired property, whether owned, leased or otherwise possessed, to which the Estate now has or at any time in the future may acquire any right, title or interest (capitalized terms used in clause (i) through (xix) shall have the meanings provided for such term in the Uniform Commercial Code in effect on the date hereof in the State of Delaware (the “UCC”)):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts, including any monies or other property held therein;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all intellectual property, including any trademarks or tradenames, and any licenses;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all real property;

(xii) all motor vehicles;

(xiii) all Commercial Tort Claims;

(xiv) all books and records pertaining to the Debtor, its business and any property described herein;

(xv) all other goods and personal property of the Debtor and/or the Estate, whether tangible or intangible, wherever located, including money, letters of credit and all rights of payment or performance under letters of credit;

(xvi) to the extent not otherwise included, all monies and other property of any kind which is received by the Estate in connection with any refunds with respect to taxes, assessments and other governmental charges;

(xvii) all insurance claims; and

(xviii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any proceeds of insurance, indemnity, warranty or guaranty payable to the Estate from time to time with respect to any of the foregoing.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 14 of 68

(b) The granting clause herein is intended to supplement (not supersede) that which is provided for in the Post-Petition Financing Order and the Loans and any other indebtedness or obligations, contingent or absolute (including, without limitation, the principal thereof, interest thereon, and costs and expenses owing in connection therewith) which may now or from time to time hereafter be owing by the Estate to the Post-Petition Lender under the Post-Petition Note shall be secured as set forth herein, in the Post-Petition Financing Order.

(c) The Post-Petition Financing Order provides for the perfection, maintenance, protection, and enforcement of the Post-Petition Lender’s security interest in the Post-Petition Collateral. Upon the request of the Post-Petition Lender, the Chapter 11 Trustee, on behalf of the Estate, shall deliver to the Post-Petition Lender those Post-Petition Documents necessary or desirable to perfect the Post-Petition Lender’s lien, including in letters of credit on which the Debtor is named as beneficiary and all acceptances issued in connection therewith. The Chapter 11 Trustee shall take such other reasonable steps as are deemed necessary or desirable to maintain the Post-Petition Lender’s security interest in the Collateral.

(d) The Chapter 11 Trustee, on behalf of the Estate, hereby authorizes the Post-Petition Lender to execute and file financing statements or continuation statements, and amendments thereto, on the Chapter 11 Trustee’s behalf covering the Collateral. The Post-Petition Lender may file one or more financing statements disclosing the Post-Petition Lender’s security interest under this Post-Petition Note without the signature of the Chapter 11 Trustee appearing thereon. The Post-Petition Lender shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Post-Petition Collateral. The Chapter 11 Trustee agrees that a carbon, photographic, photostatic, or other reproduction of this Post-Petition Note or of a financing statement is sufficient as a financing statement.

(e) Except as otherwise provided for in this Post-Petition Note or in any Post-Petition Financing Order, or as otherwise contemplated by the terms of the ESW Bid, until all Post-Petition Obligations have been irrevocable fully satisfied in cash and the Post-Petition Lender shall have no further obligation to make any Loans hereunder, the Post-Petition Lender’s security interest in the Post-Petition Collateral, and all proceeds and products thereof, shall continue in full force and effect.

(f) Notwithstanding the preceding paragraphs, or any failure on the part of the Chapter 11 Trustee to take any of the actions set forth therein, the liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the final Post-Petition Financing Order. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the liens and security interests granted by or pursuant to this Post-Petition Note and the Post-Petition Financing Order.

(g) Except as specifically provided for in the Post-Petition Financing Order with respect to the Permitted Liens, the priority of the Post-Petition Lender’s liens on the Post-Petition Collateral shall be senior to all liens existing as of the Petition Date, and for so long as any Post-Petition Obligations shall be outstanding.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 15 of 68

(h) Upon entry of, subject to and in accordance with the Post-Petition Financing Order, the Post-Petition Obligations of the Estate hereunder and under the other Post-Petition Documents and the Post-Petition Financing Order, shall at all times constitute allowed superpriority claims pursuant to section 364(c)(1) of the Bankruptcy Code.

(i) It is expressly agreed by the Chapter 11 Trustee, on behalf of the Estate, that, anything herein to the contrary notwithstanding, the Estate shall remain liable under its post-petition contractual obligations to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and the Post-Petition Lender shall not have any obligation or liability under any contractual obligations by reason of or arising out of this Post-Petition Note unless otherwise agreed to in writing by the Post-Petition Lender, and the Post-Petition Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of the Estate under or pursuant to any contractual obligations, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contractual obligations, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(j) The Chapter 11 Trustee hereby appoints Post-Petition Lender, or any other person whom Post-Petition Lender may designate, as the Chapter 11 Trustee’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable until Post-Petition Lender’s liens and claims shall have been satisfied), at any time after (a) the occurrence of an Event of Default specified in subparagraphs 4(a)(xvii), (xviii) or (xix), above, (b) the expiration of the Default Notice Period, or (c) termination of the automatic stay (x) to do any act which Chapter 11 Trustee is obligated to do hereunder, or (y) to exercise any of the rights and remedies available under the UCC or other applicable law to a secured party with a lien having the same priority as the Post-Petition Lender’s lien on the Collateral (and all acts of such attorney in fact or designee taken pursuant to this section are hereby ratified and approved by the Chapter 11 Trustee, on behalf of the Estate, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct); provided, however, that Lender shall provide prior or contemporaneous telephonic and electronic notice to the Chapter 11 Trustee and any creditor entitled to notice with respect to any affected Post-Petition Collateral of the exercise of any or all of the stated rights and powers.

6. Indemnification.

(a) The Chapter 11 Trustee, on behalf of the Estate, shall indemnify and hold harmless the Post-Petition Lender and its respective affiliates, and each such person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of the Post-Petition Obligations, Post-Petition Liens, and credit having been extended, suspended or terminated under this Post-Petition Note and the other Post-Petition Documents and the administration or encumbrance of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all legal costs and expenses arising out of or incurred in connection

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 16 of 68

with disputes between or among any parties to any of the Post-Petition Documents (collectively, “Indemnified Liabilities”); provided that Chapter 11 Trustee, on behalf of the Estate, shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction. No Indemnified Person shall be responsible or liable to any other party to the Post-Petition Documents, any successor, assignee or third-party beneficiary of such person or any other person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of the Post-Petition Obligations and credit having been extended, suspended or terminated under any Post-Petition Document or as a result of any other transaction contemplated hereunder or thereunder. So long as a confirmation order confirming the ESW Plan, or the Supplemental Sale Order (as defined in the Bid Approval Order) provide for Estate releases of the Indemnified Persons, reasonably satisfactory to ESW, the Indemnified Liabilities shall be Post-Petition Obligations and shall be treated in the same manner as all other Post-Petition Obligations under this Note and the Post-Petition Financing Order.

7. Payment under Plan of Reorganization.

(a) As detailed in the ESW Bid and the Bid Approval Order, upon consummation of the ESW Plan, all Post-Petition Obligations shall either be (a) converted to equity of the reorganized debtor, or (b) paid by the Plan Sponsor (as defined in the ESW Bid) by an increase in the Consideration. In the event that the ESW Plan is consummated, in no event will the Post-Petition Obligations be paid from the amounts owed to the Debtor’s estate under the ESW Bid, and the liens and superpriority claims granted hereby and by the Post-Petition Financing Order shall be waived and released.

8. Miscellaneous.

(a) Subject to paragraph 4(c) above, if any Event of Default under subparagraphs 4(a)(xvii), (xviii) or (xix) shall occur, the Chapter 11 Trustee, on behalf of the Estate, hereby waives presentment, demand (except as expressly required herein), notice, protest and all other demands or notices in connection with the deliver, acceptance, performance, default or enforcement of this Note. No course of action or delay or omission of Post-Petition Lender in exercising any right or remedy hereunder or under any other agreement or undertaking securing or related hereto shall constitute or be deemed to be a waiver of any such right or remedy, and a waiver on the one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion. The rights and remedies of Post-Petition Lender as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of Post-Petition Lender, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

(b) Subject to and limited by the Post-Petition Financing Order, the Chapter 11 Trustee, on behalf of the Estate, agrees to pay or reimburse the Post-Petition Lender for all of its costs and expenses incurred in connection with the collection or enforcement of or preservation of any rights under this Post-Petition Note, including, without limitation, the fees and disbursements of counsel for the Post-Petition Lender, including attorneys’ fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise.

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 17 of 68

(c) This Post-Petition Note shall be binding upon and inure to the benefit of the Trustee, the Estate and Post-Petition Lender and their respective administrators, personal representatives, legal representatives, heirs, successors and assigns, except that the Chapter 11 Trustee, on behalf of the Estate, shall not assign or transfer any of its rights and/or obligations hereunder, and any such assignment or transfer purported to be made by Chapter 11 Trustee shall be null and void. Post-Petition Lender may at any time transfer or assign (or grant a participation in) any or all of its rights and/or obligations hereunder without the consent of the Chapter 11 Trustee. If and to the extent applicable, such assignee must reasonably assure the Chapter 11 Trustee that it can perform under the ESW Bid, and this Post-Petition Note.

(d) If any provision of this Post-Petition Note is invalid, illegal, or unenforceable, the balance of this Post-Petition Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(e) This Post-Petition Note is subject to the ESW Bid and the Bid Approval Order.

(f) This Post-Petition Note shall be governed by and construed in all respects under the laws of the State of Delaware, without reference to its conflict of laws rules or principles. Each of the parties submits to the exclusive jurisdiction of the Bankruptcy Court for the District of Delaware or (if the Bankruptcy Court lacks or declines jurisdiction) any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Note, and each party agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Note in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8(h). Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g) THE POST-PETITION LENDER AND THE CHAPTER 11 TRUSTEE HEREBY KNOWINGLY VOLUNTARILY, INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREIN, OR ARISING OUT OF UNDER OR IN CONNECTION WITH THIS POST-PETITION NOTE.

(h) The Chapter 11 Trustee, at the expense of the Estate, which shall be provided for in the Budget, shall take any lawful actions and execute, deliver, file and register any documents which Post-Petition Lender may in its discretion reasonably necessary or appropriate in order to further the purposes of this Post-Petition Note.

(i) Notices hereunder should be sent to:

If to the Post-Petition Lender:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Attention: Charles A. Beckham, Jr.

Email: charles.beckham@haynesboone.com

Fax: 713-236-5638

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 18 of 68

and

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

Attention: Trevor R. Hoffmann

Email: trevor.hoffmann@haynesboone.com

Fax: 212-884-9558

If to Chapter 11 Trustee:

David W. Carickhoff

300 Delaware Avenue, Suite 1100

Wilmington, DE 19801

Email: Dcarickhoff@acherlaw.com

Additional copy to:

Archer & Greiner, P.C.

300 Delaware Avenue, Suite 1100

Wilmington, DE 19801

Attention: Alan M. Root

Email: aroot@acherlaw.com

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

[Signature page is next page]

Case 16-10284-KJC    Doc 150-1    Filed 05/25/16    Page 19 of 68

IN WITNESS WHEREOF, the Chapter 11 Trustee has executed this Post-Petition Note as of the date first written above.

BORROWER

Wave Systems Corp.

David W. Carickhoff, solely in his capacity as Chapter 11 Trustee of Wave Systems Corp. and solely on behalf of the estate thereof